Exhibit 10.9
                                  AMENDMENT TO
                            AMERICAN STORES COMPANY
                       1995 EMPLOYEE STOCK PURCHASE PLAN

          The American Stores Company 1995 Employee Stock Purchase Plan (the "Plan") is hereby amended by the Board, pursuant to its power under Section 9 of the Plan, as set forth below, effective as of August 2, 1998. Capitalized terms used and not defined in this Amendment have the meanings given to them in the Plan.

          1. No additional Common Stock shall be offered for purchase under the Plan from and after the date of this Amendment, until such time (if any) as the Agreement and Plan of Merger dated as of August 2, 1998 by and between Alphabet, Inc., Abacus Holdings, Inc. and the Company (such agreement, as it may hereafter be amended, the "Merger Agreement") is terminated before the Effective Time (as defined in the Merger Agreement).

          2. The Plan shall be terminated effective as of the Effective Time, unless the Merger Agreement is terminated before the Effective Time, in which event the Plan shall remain in effect unless the Board takes action to terminate it.

          3. This amendment shall not have any effect on any Common Stock offered for purchase during an Offering Period that began before the date of this Amendment or on the rights of participants with respect thereto.

                 CERTIFICATE OF ADOPTION BY BOARD OF DIRECTORS

     The undersigned, Mary V. Sloan, Vice President and Secretary of American Stores Company, hereby certifies that the foregoing Amendment to the American Stores Company Key Executive Stock Purchase Incentive Plan was approved by the Board of Directors of the Company at a meeting of the Board of Directors duly called and held on August 2, 1998.

/s/  Mary V. Sloan
Mary V. Sloan
Vice President and Secretary